Exhibit 10.2

RAIT INVESTMENT TRUST

EXECUTIVE PENSION PLAN

As Amended and Restated

Effective as of January 1, 2005

RAIT INVESTMENT TRUST

EXECUTIVE PENSION PLAN

As Amended and Restated

Effective January 1, 2005

SECTION 1 INTRODUCTION

The Plan was initially adopted effective as of October 31, 2002 by the Company pursuant to the terms of Executive’s Employment Agreement. In connection with an amendment to the Employment Agreement, dated as of December 11, 2006, the Company has agreed to amend the Plan to increase the total number of Common Shares that Executive will be entitled to receive as the Common Shares Benefit under the Plan, and to make certain additional clarifying changes to the Plan. The Company has also determined to amend the Plan to incorporate the applicable provisions of section 409A of the Code and regulations issued thereunder. In addition, the Company and Executive have mutually agreed to amend the Plan, as permitted by the transition relief set forth in the Proposed Regulations under Section 409A of the Code and Notice 2006-79, to set a specified time on which Executive shall commence to receive her benefit under the Plan. The Company and Executive have also mutually agreed that the Executive’s Cash Benefit shall be based on Executive’s Base Salary and Annual Bonus for the three calendar years immediately prior to the 2007 calendar year. In order to include the foregoing amendments into the Plan, the Company has determined to amend and restate the Plan, effective as of January 1, 2005, as set forth herein.

This Plan is an unfunded, non-qualified “top-hat” plan under ERISA that is maintained by the Company for the purpose of providing deferred compensation benefits to a select group of management or highly compensated employees. The Plan is intended to be maintained and operated in accordance with the requirements of section 409A of the Code with respect to all benefits payable under the Plan that are subject to such requirements. The purpose of the Plan is to provide supplemental retirement income to Executive in order to satisfy the Company’s obligations under the Employment Agreement. Such supplemental retirement income is intended to provide Executive with additional performance incentives, as well as to make up for benefits that cannot be paid to her under the qualified retirement plans sponsored by the Company due to certain restrictive provisions of applicable law.

Unless the context clearly indicates otherwise, all capitalized terms in this Section 1 shall have the meaning ascribed to them in Section 2 below.

SECTION 2 DEFINITIONS

2.01 “Actuarial Equivalent” means a benefit that is of equal value to Executive’s Cash Benefit payable in the form of a single life annuity, determined using the 1983 Group Annuity Mortality Table (female) and 7% interest, with interest only until July 1, 2007.

2.02 “Annual Bonus” means Executive’s annual cash bonus earned for a Plan Year.

2.03 “Average Annual Compensation” means Executive’s average Compensation from the Company for the three complete Plan Years preceding January 1, 2007.

2.04 “Base Salary” means as such term is defined in Executive’s Employment Agreement, including any increases, for a Plan Year.

2.05 “Board” means the Board of Trustees of the Company.

2.06 “Cash Benefit” means the benefit payable to Executive pursuant to Section 4.01(b) of the Plan.

2.07 “Cause” means any of the following grounds for termination of Executive’s employment:

(a) Executive shall have been convicted of a felony;

(b) Executive intentionally and continually fails substantially to perform her reasonably assigned material duties to the Company (other than a failure resulting from Executive’s incapacity due to physical or mental illness), which failure has been materially and demonstrably detrimental to the Company and has continued for a period of at least thirty (30) days after a written notice of demand for substantial performance, signed by a duly authorized officer of the Company, has been delivered to Executive specifying the manner in which Executive has failed substantially to perform; or

(c) Executive breaches Section 5 of her Employment Agreement.

2.08 “Change of Control” means the occurrence of any of the following:

(a) Any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (other than persons who are shareholders on the effective date of the Plan) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a change of ownership resulting from the death of a shareholder, and a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the shareholders of the Company immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote);

(b) The consummation of (i) a merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), (ii) a sale or other disposition of all or substantially all of the assets of the Company, or (iii) a liquidation or dissolution of the Company; or

(c) The individuals who, as of December 12, 2006, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least two-thirds of the Board; provided, however, that if either the election of any new trustee or the nomination for election of any new director by the Company’s shareholders was approved by a vote of at least two-thirds of the Incumbent Board prior to such election or nomination, such new director shall be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

For purposes of the preceding definition, “Company” shall include the Company and its parent and/or subsidiaries.

2.09 “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

2.10 “Common Shares” means common shares of beneficial interest, par value $0.01, of the Company.

2.11 “Common Shares Benefit” means the Common Shares payable to Executive pursuant to Section 4.01(a) of the Plan.

2.12 “Common Shares Benefit Account” means a recordkeeping account established on the books of the Company which is used solely to calculate the total number of Common Shares that will be distributable to Executive as a Common Shares Benefit under the Plan.

2.13 “Common Units” means a phantom right credited to Executive’s Common Shares Benefit Account. Each Common Unit is equivalent in value to one Common Share.

2.14 “Company” means RAIT Investment Trust, a Maryland real estate investment trust, and any successor thereto that assumes this Plan.

2.15 “Compensation” means the sum of Executive’s Base Salary and Annual Bonus for the applicable Plan Year.

2.16 “Disability” means Executive has been unable to perform the material duties of her employment for a period of 90 consecutive days in any 12-month period because of physical or mental injury or illness.

2.17 “Effective Date” means October 31, 2002. The Effective Date of this amendment and restatement of the Plan is January 1, 2005.

2.18 “Employment Agreement” means the employment agreement, entered into as of January 23, 2002 and effective as of October 31, 2001, between Executive and the Company, as amended and restated effective December 11, 2006.

2.19 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.20 “Executive” means Betsy Z. Cohen.

2.21 “Good Reason” means the occurrence of any of the following events or conditions, unless Executive has expressly consented in writing thereto or unless the event is remedied by the Company promptly after receipt of notice thereof given by Executive:

(a) a reduction in Executive’s Base Salary;

(b) a demotion of Executive;

(c) a material reduction of Executive’s duties under her Employment Agreement;

(d) the Company’s requiring Executive to be based at a location other than in the Philadelphia, Pennsylvania metropolitan area;

(e) the failure of Executive to be elected to the Board;

(f) the failure of Executive to be elected by the other Board members as Chairman of the Board; or

(g) any material breach of the Employment Agreement by the Company;

provided, however, that, effective December 11, 2006, Executive’s ceasing to be the Chief Executive Officer of the Company and taking on the new duties and responsibilities as provided in Section 1.2 of her Employment Agreement as a result of the consummation of the transaction pursuant to which Taberna Realty Finance Trust becomes a wholly-owned subsidiary of the Company shall not constitute Good Reason.

2.22 “Identification Date” means December 31.

2.23 “Key Employee” means Executive is one of the following (i) an officer of the Company having annual compensation greater than $135,000 (adjusted for inflation pursuant to section 416(i) of the Code and limited to the top 50 employees of the Company), (ii) a 5% owner of the Company, or (iii) a 1% owner of the Company having annual compensation from the Company of more than $150,000, subject to such other determinations made by the Plan Administrator, in its sole discretion, in a manner consistent with the regulations issued under section 409A of the Code.

2.24 “Normal Retirement Date” means the first day of the month next following Executive’s attainment of age 65.

2.25 “Plan” means the RAIT Investment Trust Executive Pension Plan, as set forth herein, and as the same may from time to time hereafter be amended.

2.26 “Plan Administrator” means the Chief Financial Officer of the Company. The Board may appoint another individual or individuals to perform some or all acts that the Administrator is authorized to perform.

2.27 “Plan Year” means the calendar year.

2.28 “Primary Social Security Benefit” means the estimated annual Primary Old Age Insurance Amount that Executive could expect to receive at age 65 under the Federal Social Security Act in effect on December 31, 2006, calculated assuming Executive’s Compensation continues unchanged from the date of determination until Normal Retirement Date.

2.29 “Separation from Service” means Executive’s separation from service with the Company within the meaning of section 409A of the Code and the regulations issued thereunder.

2.30 “Specified Employee” means Executive is, at any time during the 12-month period ending on an Identification Date, a Key Employee. If Executive is deemed a Key Employee as of an Identification Date, Executive is treated as a “Specified Employee” for the 12 month period beginning on the fourth month following the end of the 12 month period following the Identification Date. Notwithstanding the foregoing, Executive shall not be a Specified Employee if the Company (or any successor) does not have any stock which is publicly traded on an established securities market or otherwise.

2.31 “Spouse” means Executive’s husband.

2.32 “Year of Service” means a 12-month period beginning on the Effective Date or any anniversary thereof during which Executive is continuously employed by the Company.

SECTION 3 PARTICIPATION

3.01 Participation. Executive’s participation in the Plan commenced on the Effective Date.

SECTION 4 BENEFIT CALCULATION AND VESTING OF BENEFITS

4.01 Benefit Calculation. Executive’s benefit shall be determined as follows:

(a) Common Shares Benefit. Executive’s Common Shares Benefit shall equal the sum of (i) effective October 31, 2002, 58,912 Common Units; (ii) effective December 11, 2006, 69,422 Common Units; and (iii) such additional Common Units that result from the crediting of additional Common Units to Executive’s Common Shares Benefit Account as a result of any dividends paid on the Company’s Common Shares, as if the Common Units credited to Executive’s Common Shares Benefit Account, after the date such Common Units are credited to such account pursuant to this subsection (a), were Common Shares; provided, however, that, to the extent any Common Units remain credited to Executive’s Common Shares Benefit Account after July 1, 2007, with respect to any dividends declared and paid on the Common Shares after July 1, 2007, such dividends shall not be accrued as additional Common Units under the Plan, but instead shall be paid to Executive as dividend equivalents as provided in Section 5.02(c). Common Units credited to Executive’s Common Shares Benefit Account shall be equitably adjusted in the event of any stock split, stock dividend, reverse stock split, stock combination or other similar event occurring after the date such Common Units are credited to Executive’s Common Shares Benefit Account.

4.02 Cash Benefit. Executive’s Cash Benefit shall equal 50% of the amount determined by subtracting the Primary Social Security Benefit from 60% of her Average Annual Compensation, increased by 1/2% for each month between October 29, 2006 and the date on which the Cash Benefit commences to be paid to Executive.

4.02 Vesting.

(a) Vesting Schedule. Except as otherwise provided in Section 4.02(b) or 4.02(c), Executive shall become vested in her Common Shares Benefit and her Cash Benefit in accordance with the following schedule:

Completed Years of Service	Vested Percentage
Less than 1 Year of Service	0%
1 Year of Service	25%
2 Years of Service	50%
3 Years of Service	75%
4 or more Years of Service	100%

(b) Additional Vesting Events. Notwithstanding the foregoing, Executive shall be 100% vested in her Common Shares Benefit and her Cash Benefit upon the earlier to occur of (i) the effective date of a Change of Control, (ii) termination of Executive’s employment by the Company without Cause, (iii) the date Executive terminates employment with the Company for Good Reason, (iv) Executive’s death, or (v) the date Executive incurs a Disability.

(c) Forfeiture.

(1) Notwithstanding the foregoing provisions of this Section, if the Company terminates Executive’s employment for Cause, Executive shall not receive any benefits from the Plan and all benefit accrued by Executive under Section 4.01 of the Plan shall be immediately forfeited.

(2) Except as provided in Section 4.02(b), if Executive’s employment with the Company terminates before Executive has completed four Years of Service, the nonvested portion of Executive’s Common Shares Benefit and Cash Benefit shall be immediately forfeited.

SECTION 5 DISTRIBUTION

5.01 Time of Distribution.

(a) Except as otherwise provided in Section 5.03, Executive shall receive a distribution of her Common Shares Benefit on July 1, 2007; provided, however, that if Executive has a Separation from Service prior to January 1, 2007, Executive shall receive a distribution of her Common Shares Benefit on her Separation from Service. If the distribution of Executive’s Common Share Benefit is on account of her Separation from Service, the distribution of such benefit shall be as follows (i) if she is a Specified Employee at the time of her Separation from Service, as soon as administratively practicable following the first day of the seventh month following her Separation from Service with the Company or (ii) if she is not a Specified Employee at the time of her Separation from Service, as soon as administratively practicable following her Separation from Service with the Company.

(b) Except as otherwise provided in Section 5.03, Executive shall receive a distribution of her Cash Benefit on July 1, 2007; provided, however, that if Executive has a Separation from Service prior to January 1, 2007, Executive shall receive a distribution of her Cash Benefit on her Separation from Service. If the distribution of Executive’s Cash Benefit is on account of her Separation from Service, the distribution of such benefit shall be as follows (i) if she is a Specified Employee at the time of her Separation from Service, as soon as administratively practicable following the first day of the seventh month following her Separation from Service with the Company or (ii) if she is not a Specified Employee at the time of her Separation from Service, as soon as administratively practicable following her Separation from Service with the Company.

5.02 Normal Form of Distribution.

(a) Common Shares Benefit. Executive’s Common Shares Benefit shall be distributed in Common Shares to Executive in a single lump sum distribution, with the aggregate number of Common Units that are distributable to Executive on the applicable distribution date converted to an equivalent number of Common Shares; provided, however, that, subject to the requirements of Section 5.03, Executive may elect to receive the Common Shares Benefit over an installment period, not to exceed twenty years. Such distributable Common Shares shall be distributed, in a single payment, as soon as administratively practicable on or after the date distribution for such installment is to commence under Section 5.01. Cash will be paid out in lieu of fractional Common Shares.

(b) Cash Benefit. Executive’s Cash Benefit shall be distributed in cash to Executive in the form of a 50% joint and survivor annuity, with the survivor annuity payable to Executive’s Spouse; provided, however, that, subject to the requirements of Section 5.03, Executive may elect to receive the Cash Benefit in the form of a single life annuity or an Actuarial Equivalent single lump sum payment. Payment of the Cash Benefit shall commence as soon as administratively practicable on or after the date distribution is to commence under Section 5.01.

(c) Dividend Equivalents. Effective after July 1, 2007, until the Common Units credited to Executive’s Common Share Benefit Account are distributed to Executive as Common Shares, if any dividends are declared and paid with respect to the Company’s Common Shares after July 1, 2007, a cash payment will be paid to Executive by the Company equal to the value of the dividend that would have been distributed if the Common Units credited to Executive’s Common Share Benefit Account at the time of the declaration of the dividend were Common Shares. Dividend equivalents shall be paid to Executive at the same time as dividends are paid to the Company’s shareholders.

5.03 Changes to Normal Form of Distribution.

(a) Common Shares Benefit. Executive may change the time of the distribution of her Common Units as provided in Section 5.02 or the form in which her Common Shares Benefit is distributed by filing an election form with the Plan Administrator (i) no later than December 31, 2005, with respect to amounts that would commence to be distributed in calendar year 2006; (ii) no later than December 31, 2006, with respect to amounts that would commence to be distributed in calendar year 2007; and (iii) no later than December 31, 2007, with respect to amounts that would commence to be distributed after calendar year 2007; provided, however, that after December 31, 2007, Executive may change the time or the form of her Common Shares Benefit if she makes such election to change at least 12 months prior to the date on which distribution would otherwise commence to be made under the Plan and the commencement of the distribution is deferred until a date that is no earlier than the fifth anniversary after the date such amounts would otherwise have been paid under the Plan. The alternative form of the Common Shares Benefit may be in installments no greater than over a twenty year period. No other forms of benefit are available.

(b) Cash Benefit. Executive may change the time or form in which her Cash Benefit is distributed by filing an election form with the Plan Administrator (i) no later than December 31, 2005, with respect to amounts that would commence to be distributed in calendar year 2006; (ii) no later than December 31, 2006, with respect to amounts that would commence to be distributed in calendar year 2007; and (iii) no later than December 31, 2007, with respect to amounts that would commence to be distributed after calendar year 2007; provided, however, that after December 31, 2007, Executive may change the time or the form of her Cash Benefit if she makes such election to change at least 12 months prior to the date on which distribution would otherwise commence to be made under the Plan and the commencement of the distribution is deferred until a date that is no earlier than the fifth anniversary after the date such amounts would otherwise have been paid under the Plan. The alternative forms of the Cash Benefit that may be elected is either an Actuarial Equivalent single life annuity or Actuarial Equivalent lump sum cash payment. No other forms of benefit are available.

SECTION 6.01 DEATH BENEFITS

6.01 Death Benefit.

(a) Post-Retirement Death Benefit. In the event Executive dies after the commencement of benefits under the Plan, death benefits, if any, shall be paid in accordance with the form in which distribution was being made to Executive at the time of her death.

(b) Pre-Retirement Death Benefit. In the event Executive dies prior to the commencement of benefits, Executive’s Spouse shall be eligible to receive as soon as administratively practicable following the date of Executive’s death (i) a single distribution of 50% of Executive’s Common Shares Benefit and (ii) a single sum cash payment equal to the Actuarial Equivalent lump sum of 50% of Executive’s Cash Benefit.

(c) No Other Death Benefits. If Executive has no Spouse and dies before the date as of which her benefit is paid or commenced, no benefit shall be payable on behalf of Executive; provided, however, that with respect to her Common Share Benefit only, if Executive’s Spouse predeceases her, Executive may designate another beneficiary to receive such Common Shares, subject to reduction as provided in Section 6.01(b) if Executive dies prior to the commencement of benefits. If no beneficiary is designated for this purpose, the beneficiary shall be Executive’s estate.

SECTION 7 GENERAL PROVISIONS

7.01 Limitation of Executive’s Rights. Nothing in this Plan shall be construed as conferring upon Executive any right to continue in the employment of the Company, nor shall it interfere with the rights of the Company to terminate the employment of Executive and/or to take any personnel action affecting Executive without regard to the effect which such action may have upon Executive as a recipient or prospective recipient of benefits under the Plan. Any amounts payable hereunder shall not be deemed salary or other compensation to Executive for the purposes of computing benefits to which Executive may be entitled under any other arrangement established by the Company for the benefit of its employees.

7.02 Future of the Plan. The Company expects to maintain the Plan indefinitely, however, it reserves the right to amend, suspend, discontinue or terminate the Plan at any time and for any reason; provided that the Plan Administrator is authorized to make any technical, administrative, regulatory or compliance amendments to the Plan, or any amendment that will not significantly increase the cost of the Plan to the Company; and provided further that the Plan cannot be terminated prior to the date on which a benefit is still payable to Executive under the Plan, unless such distribution is made in accordance with, and complies with, the requirements of section 409A of the Code. Notwithstanding the foregoing, the benefits already accrued by Executive may not be reduced by any Plan amendment. If the Plan is terminated, Executive shall become fully vested in her benefit (including any death benefit payable in connection therewith).

7.03 Funding Policy and Source of Payments of Plan Benefits. The Board shall establish a trust to serve as the funding vehicle for the benefits described herein. Notwithstanding such trust, the Company’s obligations hereunder shall constitute a general, unsecured obligation, payable solely out of the trust or its general assets, and Executive shall not have any right to any specific assets of the Company.

7.04 Administration of the Plan. The Plan shall be administered by the Plan Administrator. The Plan Administrator may adopt such rules and regulations not inconsistent with the provisions of the Plan as it deems necessary or appropriate for the proper administration of the Plan. The Plan Administrator shall have the full power and discretion to administer and interpret the Plan, to establish procedures for administering the Plan and to take any and all necessary actions in connection therewith, including, but not limited to, decisions relating to eligibility to participate, eligibility for and amount of benefits, factual determinations, the time and form of benefit payment and all other aspects of the Plan’s administration and interpretation. All such rules, regulations, interpretations and constructions shall be final and binding on the Company and Executive and her legal representatives, beneficiaries, successors and assigns.

7.05 Claims and Review Procedure.

(a) Applications for benefits and inquiries concerning the Plan (or concerning present or future rights to benefits under the Plan) shall be submitted to the Plan Administrator, in writing. An application for benefits shall be submitted on the prescribed form and shall be signed by Executive or, in the case of a benefit payable after her death, by her Spouse.

(b) In the event that an application for benefits is denied in whole or in part, the Plan Administrator shall notify the applicant in writing of the denial and of the right to review of the denial. The written notice shall set forth, in a manner calculated to be understood by the applicant, specific reasons for the denial, specific references to the provisions of the Plan on which the denial is based, a description of any information or material necessary for the applicant to perfect the application, an explanation of why the material is necessary, and an explanation of the review procedure under the Plan, including a statement of the applicant’s right to bring a civil action under section 502(a) of ERISA following an adverse determination on review. The written notice shall be given to the applicant within a reasonable period of time (not more than 90 days) after the Plan Administrator received the application, unless special circumstances require further time for processing and the applicant is advised of the extension. In no event shall the notice be given more than 180 days after the Plan Administrator received the application.

(c) An applicant whose application for benefits was denied in whole or part, or the applicant’s duly authorized representative, may appeal the denial by submitting to the Plan Administrator a written request for a review of the application within 60 days after receiving written notice of the denial. The Plan Administrator shall give the applicant or his representative an opportunity to review pertinent materials, other than legally privileged documents, in preparing the request for a review. The request for a review shall set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant deems pertinent. The Plan Administrator may request that the applicant submit such additional facts, documents or other materials as it may deem necessary or appropriate in making its review.

(d) The Plan Administrator shall act on each request for a review within 60 days after receipt, unless special circumstances require further time for processing and the applicant is advised of the extension. In no event shall the decision on review be rendered more than 120 days after the Plan Administrator received the request for a review. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice shall set forth, in a manner calculated to be understood by the applicant, the specific reasons for the decision, specific references to the provisions of the Plan on which the decision is based, a statement that the applicant is entitled to receive, upon request and free of charge, all documents, records and other information relevant to the claim for benefits, and a statement about any voluntary appeals procedures offered by the Plan and the applicant’s right to bring an action under section 502(a) of ERISA.

(e) The Plan Administrator shall adopt such rules, procedures and interpretations of the Plan as it deems necessary or appropriate in carrying out its responsibilities under this Section 7.05.

(f) No legal action for benefits under the Plan shall be brought unless and until the applicant (i) has submitted a written application for benefits in accordance with Section 7.05(a), (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with Section 7.05(d) and (iv) has been notified in writing that the Plan Administrator has affirmed the denial of the application; provided, however, that legal action may be brought after the Plan Administrator has failed to take any action on the claim within the time prescribed by Sections 7.05(b) and (e).

7.06 Restriction Against Assignment. The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of Executive’s benefit shall be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding (including, but not limited to, an action for a divorce or legal separation), nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If Executive (or, in the event of Executive’s death, Executive’s Spouse) is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Plan Administrator, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of Executive (or Executive’s Spouse) in such manner as the Plan Administrator shall direct.

7.07 Construction.

(a) Applicable Law. The provisions of the Plan and the rights of Executive and the Company hereunder shall be interpreted and construed in accordance with the laws of the Commonwealth Pennsylvania, to the extent not superseded by applicable U.S. federal law.

(b) Titles and Headings. The titles and headings of the Sections of this Plan are for convenience only. In the case of ambiguity or inconsistency, the text rather than the titles or headings shall control.

(c) Severability. If any provision of the Plan is held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision had not been included in the Plan.

7.08 Taxes. All federal, state and local income, employment or other taxes required to be withheld in connection with a benefit payment shall be the sole responsibility of Executive. To the extent not otherwise paid for by Executive or, in the event of her death, her Spouse, the Company shall have the right to deduct from any wages or other compensation payable to Executive or any payment made pursuant to this Plan any such taxes, as the Plan Administrator may determine in its sole discretion.

7.09 Section 409A of the Code. The Plan is intended to comply with the applicable requirements of section 409A of the Code and its corresponding regulations and related guidance and shall be administered in accordance with section 409A of the Code. Notwithstanding anything in the Plan to the contrary, distributions from the Plan may only be made in a manner and upon an event permitted by section 409A of the Code. To the extent that any provision of the Plan would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of the Plan to fail to satisfy the requirements of section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law and the Company may modify the Plan in such a manner to comply with such requirements without the consent of Executive.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, and as evidence of the adoption of the foregoing Plan, the Company has caused the same to be executed by its duly authorized officers this 11th day of December, 2006.

RAIT INVESTMENT TRUST

/s/ Scott F. Schaeffer
By: Scott F. Schaeffer
Title:	President